                                                                    EXHIBIT 10.8

                                                                  March 28, 1996

Hayes Wheels International, Inc.
38481 Huron River Drive
Romulus, MI 48174

Attention of President and Chief
  Executive Officer

MWC Holdings, Inc.
2501 Woodlake Circle
Okemos, MI 48864-5955

Attention of President and Chief
  Executive Officer

                           HAYES WHEELS INTERNATIONAL
                        SENIOR SECURED CREDIT FACILITIES
                               COMMITMENT LETTER

Ladies and Gentlemen:

     You have advised Canadian Imperial Bank of Commerce ("CIBC") and Merrill Lynch Capital Corporation ("ML" and, together with CIBC, the "Managing Agents") that, MWC Holdings, Inc., a Delaware corporation ("Holdings"), which is controlled by Joseph Littlejohn & Levy ("JLL") and certain other investors (together with JLL, the "MWC Investors"), will merge (the "Merger") with and into Hayes Wheels International, Inc., a Delaware corporation (the "Borrower"), pursuant to the Agreement and Plan of Merger dated as of March 28, 1996 (the "Merger Agreement"), between Holdings and the Borrower, pursuant to which the Borrower will be the surviving corporation and (a) JLL and certain other investors arranged by JLL (such investors, together with JLL, the "New Borrower Investors") will purchase in the aggregate 200,000 newly issued shares of preferred stock, liquidation value $1,000 per share (the "Borrower Preferred Stock"), of the Borrower, and warrants (the "Borrower Warrants") to purchase New Common Stock (as defined below) of the Borrower at a price of $48.00 per share (of which 80,000 shares of Borrower Preferred Stock and 60,000 Borrower Warrants will be purchased by JLL) and (b) the Borrower will be recapitalized in a transaction in which (i) each outstanding share of existing Common Stock of the Borrower will be converted into a right to receive $28.80 in cash and one-tenth of one share of a new series of Common Stock of the Borrower (the "New Common Stock") and, (ii) each outstanding share of Borrower Preferred Stock held by any New Borrower Investor will be converted into 31.25 shares of New Common Stock. In connection with the Merger, each MWC Investor will receive approximately 8,232 shares of New Common Stock and approximately 3,080 Borrower Warrants in exchange for each share of Holdings owned by such MWC Investor. After giving effect to the Merger, JLL will own not less than 40% of the outstanding New Common Stock, and the New Borrower Investors will own not less than 51% of the outstanding New Common Stock. The transactions described above are herein referred to collectively as the "Transactions". The sources and uses of the funds necessary to consummate the Transactions are set forth on Annex II to the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the "Term Sheet").

     You have further advised CIBC and ML that, in connection with the Transactions, (a) the Borrower will issue not less than $225,000,000 nor more than $250,000,000 aggregate principal amount of its subordinated notes (the "Subordinated Notes") in a public offering or Rule 144A offering or other private placement and (b) the Borrower will obtain the senior secured credit facilities in an aggregate principal amount of $645,000,000 (the "Facilities") described in the Term Sheet. You have requested that the Managing Agents commit to provide the entire principal amount of the Facilities and that CIBC, in coordination with ML, agree to structure, arrange and syndicate the Facilities.

     In connection with the foregoing, (a) CIBC is pleased to advise you of its commitment to provide $387,000,000 principal amount of the Facilities and (b) ML is pleased to advise you of its commitment to
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provide $258,000,000 principal amount of the Facilities, each such commitment to be allocated pro rata among the Facilities, all upon the terms and subject to the conditions set forth or referred to in this commitment letter (the "Commitment Letter") and in the Term Sheet.

     It is agreed that CIBC will act as the sole and exclusive administrative agent and syndication agent for the Facilities and will perform the duties and exercise the authority customarily associated with such roles and that ML will act as the Documentation Agent. It is further agreed that no additional agents, co-agents or arrangers will be appointed and no Lender (as defined below) will receive compensation outside the terms contained herein and in the Fee Letter referred to below in order to obtain its commitment to participate in the Facilities, in each case unless you and we so agree.

     Each of the Managing Agents reserves the right, prior to or after the execution of definitive documentation for the Facilities, to syndicate all or a portion of its commitment hereunder to one or more financial institutions reasonably satisfactory to CIBC, ML and you. Upon the acceptance of the commitment of any Lender to provide a portion of the Facilities, CIBC and ML shall be released from a portion of its commitment hereunder in an amount equal to its pro rata share of the commitment of such Lender. You agree actively to assist CIBC and ML in achieving a timely syndication that is satisfactory to CIBC, ML and you. This syndication will be accomplished by a variety of means, including direct contact during the syndication (at times mutually agreed upon) among the senior officers, representatives and advisors of the Borrower, Holdings, an Ohio corporation you have identified to us as Motor Wheel Corporation ("Motor Wheel"), which is a wholly owned subsidiary of Holdings, and JLL, on the one hand, and prospective Lenders, on the other hand. Such assistance shall also include your using your best efforts to have CIBC's syndication efforts benefit materially from the existing lending relationships of the Borrower, Holdings, Motor Wheel and JLL.

     It is understood and agreed that CIBC and ML shall be entitled, prior to the effectiveness of the Facilities but only with your prior approval (which shall not be unreasonably withheld), to change the allocation of commitments among the Tranche A Facility, the Tranche B Facility and the Tranche C Facility (as such terms are defined in the Term Sheet) in order to facilitate the successful syndication of the Facilities (provided that the aggregate principal amount of the Facilities remains the same).

     CIBC, in coordination with ML, will manage all aspects of the syndication, including selection of Lenders, determination of when potential Lenders will be approached, any naming rights and the final allocations of the commitments among the Lenders. To assist CIBC and ML in their syndication efforts, you agree (a) promptly to provide all financial and other information in your possession with respect to the Borrower, Holdings, Motor Wheel, the Transactions and any other transactions contemplated hereby, including but not limited to financial projections (the "Projections") relating to the foregoing, and (b) to assist, and to cause your affiliates and advisors to assist, CIBC in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication.

     As consideration for commitments of the Managing Agents hereunder and the agreement of CIBC to structure, arrange and syndicate the Facilities, each of Holdings and the Borrower agree to pay to the Managing Agents the respective fees as set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith (the "Fee Letter"). Once paid, such fees shall not be refundable under any circumstances.

     The commitment of the Managing Agent hereunder and the agreement of CIBC to provide the services described herein are subject to the condition that (a) all information (other than the Projections and information of a general economic nature) concerning the Borrower, Holdings, Motor Wheel, the Transactions and the other transactions contemplated hereby (the "Information") that has been or will be made available to CIBC or ML by you or them or any of your or their representatives in connection with the transactions contemplated hereby is or will be complete and correct in all material respects and does not or will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to CIBC or ML by you or them or any of your or their representatives in connection with the transactions contemplated hereby have been and will be prepared in good faith based upon assumptions believed by you to be reasonable.

                                        2
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     The commitment of each Managing Agent hereunder and the agreement of CIBC to provide the services described herein are also subject to (a)(i) each of the Managing Agents being afforded the opportunity to supplement its due diligence investigation of the Borrower, Holdings and their respective subsidiaries and
(ii) neither of the Managing Agents having discovered or otherwise becoming aware of information not previously disclosed to it that such Managing Agent believes to be materially inconsistent with its understanding, based on the information provided to it prior to the date hereof, of the assets, business, properties, financial condition, results of operations or contingent liabilities of the Borrower, Holdings and their respective subsidiaries, (b) there not having occurred any material adverse change in the business, assets, operations, properties, financial condition, contingent liabilities, prospects or material agreements of the Borrower and its subsidiaries, taken as a whole, since January 31, 1996, or of Holdings and its subsidiaries, taken as a whole, since December 31, 1995, (c) there not having occurred and being continuing any material disruption of or material adverse change in financial, banking or capital markets that could, in our reasonable judgment, materially impair the syndication of the Facilities, (d) our satisfaction that, prior to and during the syndication of the Facilities, there shall be no competing issues of debt securities (other than the Subordinated Notes) or commercial bank facilities of the Borrower, Motor Wheel or any of their respective subsidiaries being offered, placed or arranged and (e) the other conditions set forth herein and in the Term Sheet.

     In addition, the commitment of each Managing Agent hereunder is subject to the negotiation, execution and delivery of definitive documentation with respect to the Facilities satisfactory to such Managing Agent. Such documentation shall contain such indemnities, covenants, representations and warranties, events of default (including but not limited to Change in Control (to be defined)), conditions precedent, security arrangements and other terms and conditions as shall be consistent with the Term Sheet and otherwise as shall be satisfactory to the Managing Agents and to you.

     The Borrower and Holdings, jointly and severally, agree to indemnify and hold harmless CIBC, ML and the other Lenders and their respective officers, directors, employees, affiliates, agents and controlling persons from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Term Sheet, the Transactions, the Facilities, the use of proceeds of the loans thereunder or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any of such indemnified parties is a party thereto, and to reimburse each of such indemnified parties upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, (it being agreed that any settlement of claims for monetary damages involving Lenders, CIBC or ML shall be by mutual agreement between the Lenders, CIBC or ML, as the case may be, and you), provided that the foregoing indemnity will not, as to any indemnified party, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a final judgment of a court of competent jurisdiction to have resulted primarily from the willful misconduct or gross negligence of such indemnified party or its agents and representatives, Holdings agrees to reimburse CIBC or ML from time to time on demand for all out-of-pocket expenses (including but not limited to expenses of their due diligence investigation, consultants' fees (if such consultants are engaged with your consent), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of one counsel), in each case incurred in connection with the Facilities and the preparation of this Commitment Letter, the Term Sheet, the Fee Letter, the definitive documentation for the Facilities and the security arrangements in connection therewith. No indemnified person shall be liable for any indirect or consequential damages in connection with its activities related to the Facilities.

     This Commitment Letter and commitments of the Managing Agents hereunder shall not be assignable by you without the prior written consent of CIBC and ML, and any purported assignment without such consent shall be void. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by CIBC, ML, you and Holdings. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Commitment Letter. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other

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than the parties hereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

     You agree that you will not disclose this Commitment Letter, the Term Sheet, the contents of any of the foregoing or the activities of CIBC or ML pursuant hereto or thereto to any person without the prior approval of the Managing Agents (which shall not be unreasonably withheld), except that you may disclose this Commitment Letter, the Term Sheet and the contents hereof and thereof (a) to the New Borrower Investors, the MWC Investors, Holdings, Motor Wheel, Varity Corporation, a Delaware corporation ("Varity"), (b) to your, the New Borrower Investors', the MWC Investors', Holdings', Motor Wheel's and Varity's respective officers, directors, accountants, employees, attorneys and advisors on a confidential basis and (c) as required by applicable law or compulsory legal process, including without limitation, in any proxy statement, registration statement, offer to purchase or similar document issued in connection with the Transactions, in each case based on the reasonable advice of your legal counsel. You further agree that you will not disclose the Fee Letter or the contents thereof, except as expressly permitted by the Fee Letter. The provisions contained in this paragraph shall remain in full force and effect notwithstanding the termination of this Commitment Letter or the commitments of the Managing Agents hereunder.

     Your obligations under this Commitment Letter, other than those arising under the fifth and seventh paragraphs of this Commitment Letter, shall automatically terminate and be superseded by the provisions of the definitive documentation for the Facilities upon the closing of the Facilities and the consummation of the Transactions.

     Please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than 11:59 p.m., New York City time, on March 28, 1996. The commitments of the Managing Agents hereunder and the agreement of CIBC to provide the services described herein will automatically terminate at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence. In the event that the initial borrowing in respect of the Facilities does not occur on or before August 15, 1996, then this Commitment Letter, the commitments of the Managing Agents hereunder and the agreement of CIBC to provide the services described herein shall automatically terminate unless CIBC and ML shall, in their discretion, agree to an extension. Subject to the provisions of the immediately preceding paragraph, the compensation, reimbursement and indemnification provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments of the Managing Agents hereunder.

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

     CIBC and ML are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

                                        Very truly yours,

                                        CANADIAN IMPERIAL BANK OF COMMERCE

                                          by       /s/ BRIAN E. O'CALLAHAN

                                            ------------------------------------
                                            Name: Brian E. O'Callahan
                                            Title: Director

                                        MERRILL LYNCH CAPITAL CORPORATION

                                          by           /s/ JOHN F. YANG

                                            ------------------------------------
                                            Name: John F. Yang
                                            Title: Director

     Accepted and agreed to as of the date first above written:

                                        HAYES WHEELS INTERNATIONAL, INC.

                                        by           /s/ W.D. SHOVERS

                                        ----------------------------------------
                                            Name: William D. Shovers
                                            Title: Vice President and Chief
                                        Financial Officer

                                        MWC HOLDINGS, INC.

                                        by        /s/ MARCOS A. RODRIGUEZ

                                        ----------------------------------------
                                            Name: Marcos A. Rodriguez
                                            Title: Director

                                                                       EXHIBIT A

                           HAYES WHEELS INTERNATIONAL
                        SENIOR SECURED CREDIT FACILITIES
                   SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

BORROWER:                        Hayes Wheels International, Inc., a Delaware
                                 corporation (the "Borrower").

TRANSACTIONS:                    MWC Holdings, Inc. a Delaware corporation
                                 ("Holdings"), which is controlled by Joseph
                                 Littlejohn & Levy ("JLL") and certain other investors (together with JLL, the "MWC
                                 Investors"), will merge (the "Merger") with and into the Borrower pursuant to the Agreement and Plan of Merger dated as of March 28, 1996 (the
                                 "Merger Agreement"), between Holdings and the Borrower, pursuant to which the Borrower will be the surviving corporation, and (a) JLL and certain other investors arranged by JLL (such investors, together with JLL, the "New Borrower
                                 Investors") will purchase in the aggregate
                                 200,000 newly issued shares of preferred stock, liquidation value $1,000 per share (the
                                 "Borrower Preferred Stock"), of the Borrower and warrants (the "Borrower Warrants") to purchase New Common Stock (as defined below) of the Borrower at a price of $48.00 per share (of which 80,000 shares of Borrower Preferred Stock and 60,000 Borrower Warrants will be purchased by JLL) and (b) the Borrower will be recapitalized (the "Recapitalization") in a transaction in which (i) each outstanding share of existing Common Stock of the Borrower will be converted into a right to receive $28.80 in cash and one-tenth of one share of a new series of Common Stock of the Borrower (the "New
                                 Common Stock") and (ii) each outstanding share of Borrower Preferred Stock held by any New
                                 Borrower Investor will be converted into 31.25 shares of New Common Stock. In addition, the Borrower will (a) issue in a public offering or Rule 144A Offering or other private placement not less than $225,000,000 nor more than $250,000,000 in aggregate principal amount of its senior subordinated notes (the
                                 "Subordinated Notes") and (b) obtain the Facilities (as defined below). In connection with the Merger, each MWC Investor will receive approximately 8,232 shares of New Common Stock and approximately 3,080 Borrower Warrants in exchange for each share of Holdings owned by such MWC Investor. After giving effect to the Merger, JLL will own not less than 40% of the outstanding New Common Stock, and the New
                                 Borrower Investors will own not less than 51% of the outstanding New Common Stock. The transactions described above are herein referred to collectively as the "Transactions".

                                 The sources and uses of the funds necessary to consummate the Transactions are set forth on Annex II attached hereto.

FACILITIES:                      (A) Three Senior Secured Term Loan Facilities
                                 in an aggregate principal amount of up to $425,000,000 (the "Term Facilities"), such aggregate principal amount to be allocated among (a) a Tranche A Term Loan Facility in an aggregate principal amount of up to $200,000,000 (the "Tranche A Facility"), (b) a
                                 Tranche B

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                                 Term Loan Facility in an aggregate principal
                                 amount of up to $125,000,000 (the "Tranche B
                                 Facility") and (c) a Tranche C Term Loan
                                 Facility in an aggregate principal amount of up to $100,000,000 (the "Tranche C Facility"); provided, however, that, on the closing date of the Debt Tender Offer (as defined below), in the event the aggregate principal amount of Borrower Notes (as defined below) that remains outstanding (the "Outstanding Amount") immediately following the consummation of the Debt Tender Offer exceeds $1,000,000, the aggregate principal amount of the Tranche A Facility shall be permanently reduced by an amount equal to the Outstanding Amount.

                                 (B) Senior Secured Revolving Credit Facility
                                 (the "Revolving Facility" and, together with the Term Facilities, the "Facilities"), in an aggregate principal amount of up to $220,000,000, of which up to an amount to be determined will be available in the form of letters of credit.

MANAGING AGENTS:                 Canadian Imperial Bank of Commerce ("CIBC") and
                                 Merrill Lynch Capital Corporation ("ML").

AGENT: CIBC will act as sole administrative agent and syndication agent (collectively, the "Agent") for a syndicate of financial institutions reasonably satisfactory to the Managing Agents and the Borrower (the "Lenders"), and will perform the duties and exercise the authority customarily associated with such roles.

ARRANGER:                        CIBC will act as advisor and arranger for the
                                 Facilities, and, in coordination with ML, will perform the duties and exercise the authority customarily associated with such roles.

PURPOSE: (A) The proceeds of the Term Facilities will be used by the Borrower, together with a portion of the Revolving Facility to be drawn on the date of the initial borrowing under the Facilities (the "Closing Date"), solely (a) to pay a portion of the cash amount to be paid to the holders of the existing Common Stock in connection with the Recapitalization, (b) to pay for cancellation of management options, (c) to pay the repayment, redemption or repurchase amount to be paid in connection with the Debt Refinancing (as defined below) and (d) to pay related fees and expenses. The amount of the Revolving Facility to be drawn on the Closing Date will depend on where in the Borrower's and Motor Wheel's (as defined below) working capital cycle the Closing Date occurs, but will not exceed $100,000,000.

                                 (B) Except as provided in the immediately preceding paragraph, the proceeds of loans under the Revolving Facility will be used solely for general corporate purposes.

                                 (C) Letters of credit will be used by the Borrower solely for ordinary course purposes.

AVAILABILITY:                    (A) The full amount of the Term Facilities must
                                 be drawn in a single drawing on the Closing
                                 Date. Amounts repaid under the Term Facilities may not be reborrowed.

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                                 (B) Loans under the Revolving Facility will be
                                 available at any time prior to the final maturity of the Revolving Facility. Amounts repaid under the Revolving Facility may be reborrowed. The Revolving Facility will include a mutually acceptable annual clean-down requirement.

                                 (C) Letters of Credit will be available at any time before the fifth business day prior to the final maturity of the Revolving Facility.

DEFAULT RATE:                    The applicable interest rate plus 2% per annum.

LETTERS OF CREDIT:               Letters of Credit under the Revolving Facility
                                 will be issued by CIBC, as fronting bank (in such capacity, the "Fronting Bank"). Each letter of credit shall expire no later than the earlier of (a) 12 months after its date of issuance and (b) the fifth business day prior to the final maturity of the Revolving
                                 Facility.

                                 Drawings under any letter of credit shall be reimbursed by the Borrower on the same business day. To the extent that the Borrower does not reimburse the Fronting Bank on the same business day, the Lenders under the Revolving Facility shall be irrevocably obligated to reimburse the Fronting Bank pro rata based upon their respective Revolving Facility commitments, with the amount of such reimbursement payment being deemed to be a drawing under the Revolving Facility.

                                 The issuance of all letters of credit shall be subject to the customary procedures of the Fronting Bank.

FINAL MATURITY AND
AMORTIZATION:                    (A) Tranche A Facility. The Tranche A Facility
                                 will mature on the sixth anniversary of the Closing Date, and will amortize in quarterly installments under a schedule to be agreed upon.

                                 (B) Tranche B Facility. The Tranche B Facility will mature on the seventh anniversary of the Closing Date, and will amortize in quarterly installments under a schedule to be agreed upon.

                                 (C) Tranche C Facility. The Tranche C Facility will mature on the eighth anniversary of the Closing Date, and will amortize in quarterly installments under a schedule to be agreed upon.

                                 (D) Revolving Facility. The Revolving Facility will mature on the sixth anniversary of the Closing Date.

GUARANTEES:                      All obligations of the Borrower under the
                                 Facilities will be unconditionally guaranteed by Motor Wheel Corporation, an Ohio corporation
                                 ("Motor Wheel") and a wholly owned subsidiary of Holdings on the date hereof, and each other existing and each subsequently acquired or organized domestic subsidiary of the Borrower.

SECURITY:                        The Facilities will be secured by substantially
                                 all the assets of the Borrower, Motor Wheel and each other existing and each subsequently acquired or organized domestic subsidiary of the Borrower (collectively, the "Collateral"), including but not limited to (a) a first priority pledge of the capital stock of each existing and each subsequently acquired or organized domestic or first-tier foreign subsidiary of the Borrower (which pledge, in the case of any foreign subsidiary, shall be limited to 65% of the capital stock of such foreign subsidiary to the extent, and for so long as, the pledge of any greater percentage would have adverse tax consequences for the Borrower) and (b) perfected first priority security interests in, and mortgages on, substantially all tangible and intangible assets of the Borrower and each existing and each subsequently acquired or organized domestic subsidiary of the Borrower (including but not limited to accounts receivable, inventory, equipment, intellectual property, general intangibles, real property, cash and proceeds of the foregoing); provided, however, that certain non-material real property to be agreed upon shall not be required to be mortgaged.

                                 All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, satisfactory to the Lenders, and none of the Collateral shall be subject to any other pledges, security interests or mortgages (other than customary permitted liens).

INTEREST RATES AND FEES:         As set forth on Annex I hereto.

MANDATORY PREPAYMENT:            Loans under the Term Facilities shall be
                                 prepaid with (a) 75% of Excess Cash Flow (to be defined), (b) 100% of the net cash proceeds of all non-ordinary-course asset sales or other dispositions of property by the Borrower and its subsidiaries (including insurance and condemnation proceeds), subject to limited exceptions to be agreed upon, and (c) 100% of the net proceeds of issuances of debt obligations of the Borrower and its subsidiaries, subject to limited exceptions to be agreed upon.

                                 The above-described mandatory prepayments shall be allocated among the Term Facilities pro rata, subject to the provisions set forth below under the caption "Special Application Provisions". Within each Term Facility, prepayments shall be applied pro rata to the remaining amortization payments under such Facility.

SPECIAL APPLICATION
PROVISIONS:                      Holders of loans under the Tranche B Facility
                                 and the Tranche C Facility may, so long as loans are outstanding under the Tranche A
                                 Facility, decline to accept any mandatory prepayment described above and, under such circumstances, all amounts that would otherwise be used to prepay loans under the Tranche B
                                 Facility and the Tranche C Facility shall be used to prepay loans under the Tranche A
                                 Facility.

VOLUNTARY PREPAYMENT:            Voluntary prepayments will be permitted in
                                 whole or in part, at the option of the
                                 Borrower, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders' redeployment costs in the case of prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant Interest Period.

                                 All voluntary prepayments under the Term
                                 Facilities shall be allocated pro rata among the Term Facilities and, within each such Facility, applied pro rata to the remaining amortization payments under such Facility.

REPRESENTATIONS AND
WARRANTIES:                      Usual for facilities and transactions of this
                                 type and others to be reasonably specified by the Managing Agents, including but not limited to accuracy of financial statements; no material adverse change; absence of litigation;
                                 no violation of agreements or instruments;
                                 compliance with laws (including ERISA, margin regulations and environmental laws); payment of taxes; ownership of properties; inapplicability of the Investment Company Act; solvency;
                                 effectiveness of regulatory approvals; labor matters; environmental matters; accuracy of information; and validity, priority and perfection of security interests in the Collateral.

CONDITIONS PRECEDENT TO
INITIAL BORROWING:               Usual for facilities and transactions of this
                                 type, those specified below and others to be reasonably specified by the Managing Agents, including but not limited to delivery of satisfactory legal opinions, audited financial statements and other financial information;
                                 first-priority perfected security interests in the Collateral; policies of title insurance, legal surveys and other customary opinions and documents in connection with any real estate collateral; accuracy of representations and warranties; absence of defaults, prepayment events or creation of liens under debt instruments or other agreements as a result of the transactions contemplated hereby; evidence of authority; consents of all persons;
                                 compliance with applicable laws and regulations
                                 (including ERISA, margin regulations and environmental laws); absence of material adverse change in the business, assets, operations, properties, financial condition, contingent liabilities, prospects or material agreements of the Borrower and its subsidiaries, taken as a whole; payment of fees and expenses; and obtaining of satisfactory insurance.

                                 The Transactions shall have been consummated or shall be consummated simultaneously with the closing of the Facilities in accordance with applicable law and on other terms reasonably satisfactory to the Lenders, and the Lenders shall be satisfied (a) with the terms and conditions of any amendments or modifications to the Merger Agreement (or any other change to the structure of the Transactions from that set forth herein) and the terms and conditions of the other agreements to be entered into in connection with the Transactions and (b) that the aggregate level of fees and expenses to be paid in connection with the Transactions, the financing therefor and the other transactions contemplated hereby shall not exceed $41,000,000.

                                 The Borrower shall have received at least
                                 $225,000,000 in gross cash proceeds from the issuance of its Subordinated Notes. The terms and conditions (including but not limited to terms and conditions relating to the interest rate, fees, amortization, maturity, subordination, covenants, events of default and remedies) of the Subordinated Notes shall be satisfactory in all respects to the Lenders.

                                 Prior to or simultaneously with the closing of the Facilities, the Borrower shall have (a) purchased not less than $51,000,000 aggregate principal amount of the issued and outstanding 9 1/4%

                                 Senior Notes due November 15, 2002 of the
                                 Borrower (the "Borrower Notes"), pursuant to an offer to repurchase all such Borrower Notes (the "Debt Tender Offer") at prices reasonably satisfactory to CIBC, ML and the Borrower (and, if fewer than 100% of all outstanding Borrower Notes shall have been so purchased, the indenture governing the Borrower Notes shall have been amended in a manner reasonably satisfactory to the Agent, which amendment shall, among other things, eliminate the significant negative covenants contained therein and shall make such other changes as shall be necessary so that, after giving effect thereto and to the consummation of the Transactions, the financing therefor and the other transactions contemplated hereby, no default or event of default would exist thereunder), and (b) redeemed all outstanding 11 1/2% Senior Notes due March 1, 2000 of Motor Wheel (the "Motor Wheel Notes"), pursuant to a contractual redemption of all such Motor Wheel Notes (together with the Debt Tender Offer, the "Specified Debt Redemptions") all in accordance with applicable law and on terms reasonably satisfactory to the Lenders.

                                 All loans outstanding under, and all other amounts due in respect of, (a) the Credit Agreement dated as of December 15, 1992, as amended and restated as of November 30, 1993, and June 10, 1994 (the "Existing Borrower Credit Agreement"), among the Borrower, The Chase Manhattan Bank, N.A., as agent bank, The Bank of Nova Scotia, as co-agent, and the Banks party thereto and (b) Motor Wheel's existing credit agreement (together with the Existing Borrower Credit Agreement, the "Existing Credit Agreements") shall have been repaid in full; the commitments under the Existing Credit Agreements shall have been permanently terminated and all obligations under the Existing Credit Agreements and security interests relating thereto shall have been discharged; and the Agent shall have received satisfactory evidence of such repayment, termination and discharge.

                                 After giving effect to the Transactions and the consummation of the Specified Debt Redemptions, the refinancing of the Existing Credit Agreements and the repayment by the Borrower and Motor Wheel of other existing indebtedness (collectively, the "Debt Refinancing"), the Borrower and the Borrower's subsidiaries shall have outstanding no indebtedness or preferred stock other than (a) the loans under the Facilities, (b) the Subordinated Notes, (c) any Borrower Notes not purchased in the Debt Tender Offer and (d) other limited indebtedness or preferred stock disclosed to, and in amounts and on terms satisfactory to, the Lenders.

                                 The Lenders shall have received a pro forma consolidated balance sheet of the Borrower as of the closing of the Facilities, after giving effect to the Transactions, the financing therefor and the consummation of the other transactions contemplated hereby, which shall not be materially inconsistent with the forecasts previously provided to the Lenders.

                                 The Lenders shall have received a solvency letter, in form and substance and from an independent evaluation firm satisfactory to the Lenders, together with such other evidence reasonably requested by the Lenders of the solvency of the Borrower and its subsidiaries on a consolidated basis after giving effect to the Transactions, the financing therefor and the consummation of the other transactions contemplated hereby.

                                 All requisite governmental authorities and third parties shall have approved or consented to the Transactions, the financing therefor and the other transactions contemplated hereby to the extent required, all applicable waiting periods shall have expired and there shall be no governmental or judicial action, actual or threatened, that has or could have a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Transactions or the other transactions contemplated hereby.

AFFIRMATIVE COVENANTS:           Usual for facilities and transactions of this
                                 type and others to be reasonably specified by the Managing Agents (to be applicable to the Borrower and the Borrower's subsidiaries), including but not limited to maintenance of corporate existence and rights; performance of obligations; delivery of audited financial statements, other financial information and notices of default, litigation and material adverse change; maintenance of properties in good working order; maintenance of satisfactory insurance; compliance with laws; inspection of books and properties; further assurances; and payment of taxes.

                                 The Borrower will also be required to maintain interest rate protection arrangements with respect to a portion of the Facilities to be agreed upon.

NEGATIVE COVENANTS:              Usual for facilities and transactions of this
                                 type and others to be reasonably specified by the Managing Agents (to be applicable to the Borrower and the Borrower's subsidiaries), including but not limited to prohibition of dividends, redemptions and repurchases of capital stock; prohibition of prepayments, redemptions and repurchases of debt;
                                 limitations on liens and sale-leaseback
                                 transactions; limitations on loans and
                                 investments; limitations on debt; limitations on capital expenditures; limitations on mergers, acquisitions and asset sales;
                                 limitations on transactions with affiliates;
                                 limitations on changes in business conducted by the Borrower and its Subsidiaries; and limitations on amendment of debt and other material agreements.

SELECTED FINANCIAL COVENANTS:    The credit agreement relating to the Facilities
                                 (the "Credit Agreement") will contain financial covenants appropriate in the context of the proposed transaction based upon the financial information provided to the Managing Agents, including but not limited to (a) a maximum leverage ratio, (b) a minimum interest coverage ratio and (c) a minimum fixed charge coverage ratio (definitions and levels to be agreed upon).

EVENTS OF DEFAULT:               Usual for facilities and transactions of this
                                 type and others to be reasonably specified by the Managing Agents, including but not limited to nonpayment of principal or interest, violation of covenants, incorrectness of representations and warranties in any material respect, cross default and cross acceleration, bankruptcy, material judgments, ERISA, actual or asserted invalidity of security documents or guarantees and Change in Control (the definition of which will be agreed upon).

VOTING: Amendments and waivers of the Credit Agreement and the other definitive credit documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Facilities, except that (a) the consent of each Lender adversely affected thereby shall be required with respect to, among other things, (i) increases in commitments, (ii) reductions of principal, interest or fees, (iii) extensions of scheduled amortization or final maturity and
                                 (iv) releases of any substantial part of the Collateral (other than in connection with any disposition of Collateral permitted by the Credit Agreement) and (b) the consent of Lenders holding more than 50% of each tranche of the Term Facilities shall be required with respect to any amendment that changes the allocation among the Term Facilities of any prepayments of loans under the Term Facilities (or the application of such prepayments to the remaining amortization payment under the Term Facilities).

COST AND YIELD PROTECTION:       Usual for facilities and transactions of this
                                 type.

ASSIGNMENTS AND PARTICIPATION:   The Lenders will be permitted to assign loans,
                                 notes and commitments to other financial institutions with the consent of the Borrower, not to be unreasonably withheld. The Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment. Assignments will be by novation and shall not be required to be pro rata among the Facilities.

                                 The Lenders will be permitted to participate loans, notes and commitments without restriction. Voting rights of participants shall be limited to matters in respect of (a) reductions of principal, interest or fees, (b) extensions of scheduled amortization or final maturity and (c) certain releases of collateral.

EXPENSES AND INDEMNIFICATION:    All out-of-pocket expenses (including but not
                                 limited to expenses incurred in connection with due diligence) of the Managing Agents, CIBC, ML and the Agent associated with the syndication of the Facilities and with the preparation, execution and delivery, administration, waiver or modification and enforcement of the Credit
                                 Agreement and the other documentation
                                 contemplated hereby and thereby (including the reasonable fees, disbursements and other charges of one counsel) are to be paid by Holdings. In addition, all out-of-pocket expenses of the Lenders for enforcement costs and documentary taxes associated with the Facilities are to be paid by the Borrower.

                                 The Borrower will indemnify the Managing
                                 Agents, the Agent, CIBC and the other Lenders and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of the Managing Agents, the Agent, CIBC, ML and such other Lenders arising out of or relating to any claim or any litigation or other proceedings (regardless of whether the Managing Agents, the Agent, CIBC,

                                 ML or any such other Lender is a party thereto) that relates to the proposed transactions, including the financing contemplated hereby, the Transactions or any transactions connected therewith, provided that none of the Managing Agents, the Agent, CIBC, ML or any such other Lender will be indemnified or held harmless for its gross negligence or willful misconduct.

GOVERNING LAW AND FORUM:         New York.

COUNSEL TO AGENT, MANAGING
AGENTS:                          Simpson Thacher & Bartlett.

                                                                         ANNEX I

INTEREST RATES:                  The interest rates under the Facilities will
                                 be, at the option of the Borrower, as follows:

                                 Revolving Facility and Tranche A Facility

                                 Adjusted LIBOR plus 2.50% per annum or ABR plus 1.50% per annum. Following the first anniversary of the Closing Date, the spreads above Adjusted LIBOR and ABR set forth above will decrease in increments to be agreed upon if the Borrower satisfies performance tests to be agreed upon and no Event of Default exists.

                                 Tranche B Facility

                                 Adjusted LIBOR plus 3.00% per annum or ABR plus 2.00% per annum, with such spreads to remain in effect throughout the term of the Facilities.

                                 Tranche C Facility

                                 Adjusted LIBOR plus 3.50% per annum or ABR plus 2.50% per annum, with such spreads to remain in effect throughout the term of the Facilities.

                                 All Facilities

                                 The Borrower may elect interest periods of 1, 2, 3 or 6 months for Adjusted LIBOR borrowings.

                                 Calculation of interest shall be on the basis of actual number of days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime
                                 Rate) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months.

                                 ABR is the Alternate Base Rate, which is the highest of CIBC Prime Rate, the Federal Funds Effective Rate plus 1/2 of 1% and the Base CD Rate plus 1%.

                                 Adjusted LIBOR and the Base CD Rate will at all times include statutory reserves (and, in the case of the Base CD Rate, FDIC assessment rates).

LETTER OF CREDIT FEE:            A per annum fee equal to the spread over
                                 Adjusted LIBOR for Revolving Loans from time to time in effect will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders participating in the Revolving
                                 Facility pro rata in accordance with the amount of each such Lender's Revolving Facility commitment. In addition, the Borrower shall pay to the Fronting Bank, for its own account, (a) a per annum fee to be agreed upon on the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year, and (b) the Fronting Bank's customary issuing fees and expenses.

COMMITMENT FEES:                 1/2 of 1% per annum on the undrawn portion of
                                 the commitments in respect of the Facilities, commencing to accrue, with respect to the commitments of CIBC, ML and each other Lender, on the date such commitment is accepted and payable on the Closing Date (or the earlier termination of such commitment (in which case such fees shall be payable by Holdings in accordance with the Fee Letter)) and quarterly in arrears after the Closing Date.

                                                                        ANNEX II

                           SOURCES AND USES OF FUNDS
                            (IN MILLIONS OF DOLLARS)

            USE OF FUNDS                                    SOURCES OF FUNDS
- -------------------------------------             -------------------------------------
Purchase of Old Common Stock and
  related payments...................   $506.1    Equity Contributions.................    $200.0
Refinancing of Existing
  Indebtedness.......................    287.0    Senior Term Debt.....................     425.0
Transaction Expenses.................     41.0    Revolving Facility(1)................      34.1
                                        ------
Working Capital......................     75.0    Subordinated Notes...................     250.0
                                        ------                                             ------
Total Uses...........................   $909.1    Total Sources........................    $909.1
                                        ======                                             ======

- -------------------------
(1) Represents the portion of the $220,000,000 Revolving Facility that would have been drawn on the Closing Date if the Closing Date had occurred on June 30, 1996. The actual amount of the Credit Facility to be drawn on the Closing Date will depend on where in the Borrower's and Motor Wheels' working capital cycle the Closing Date occurs, but will not exceed $100,000,000.

                                      II-1